WARRANT TRANSFER AGREEMENT

This Agreement dated effective the 17th day of January, 2006.

BETWEEN:

NANOMINERALS CORP. of PO Box 530696
Henderson, NV 89053

(the “Transferor”)

OF THE FIRST PART

AND:

IAN MATHESON of 2215 Lucerne Circle
Henderson, NV 89014

(the “Transferee”)

OF THE SECOND PART

THIS AGREEMENT WITNESSES THAT for good and valuable consideration, the receipt and sufficiency of which is acknowledged, and in reliance of the representations and warranties of the Transferee, the Transferor hereby sells, assigns and transfers to the Transferee the number of warrants of SEARCHLIGHT MINERALS CORP. (the “Company”) set forth below as represented by a Warrant Certificate dated October 24, 2005 (the “Warrants”) free and clear of all liens, charges and encumbrances. Each Warrant entitles the holder to purchase one common share of the Company at a price of $0.375 per share until June 1, 2015. The Transferee acknowledges and agrees that the Warrants are restricted securities, as contemplated under the United States Securities Act of 1933 which have been issued without registration and that all certificates representing the Warrants, and any shares issued on exercise of the Warrants, will be endorsed with the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"), AND HAVE BEEN ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE ACT. SUCH SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE REGISTERED UNDER THE APPLICABLE PROVISIONS OF THE ACT OR ARE EXEMPT FROM SUCH REGISTRATION.”

The Transferee represents and warrants to the Transferor that:

(1)

The Transferee is acquiring the Warrants for his own account for investment purposes, with no present intention of dividing his interest with others or reselling or otherwise disposing of any or all of the Warrants;

(2)

The Transferee does not intend any sale of the Warrants either currently or after the passage of a fixed or determinable period of time or upon the occurrence or nonoccurrence of any predetermined event or circumstance;

(3)	The Transferee has no present or contemplated agreement providing for the sale or other disposition of the Warrants or the shares to issued on exercise of the Warrants;

(4)

The Transferee is not aware of any circumstance presently in existence which is likely in the future to prompt a sale or other disposition of the Warrants or the shares to issued on exercise of the Warrants;

(5)	The Transferee is familiar with the provisions of Regulation D promulgated under the United States Securities Act of 1933 and confirms that he is an accredited investor as defined in Regulation D;

(6)

The Transferee possesses the financial and business experience to make an informed decision to acquire the Shares and has had access to all information relating to the Company and its business operations which would be necessary to make an informed decision to purchase the Shares.

(7)

The Transferee has made his investment decision based on his assessment of publicly available information on the Company and is not relying on any representation from the Transferor with respect to the Company, its business or prospects.

This Agreement may be executed in several parts in the same form and such parts as so executed shall together constitute one original agreement, and such parts, if more than one, shall be read together and construed as if all the signing parties hereto had executed one copy of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date of this Agreement.

NANOMINERALS CORP.

per:	/s/ Charles A. Ager
Authorized Signatory

/s/ Ian Matheson
Ian Matheson

NUMBER OF WARRANTS TRANSFERRED:                   8,000,000 Warrants